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EXHIBIT 99.1

[LifePoint logo]

                                                        CORPORATE HEADQUARTERS
                                                        1205 South Dupont Street
                                                        Ontario, CA 91761
                                                        Tel: 909-418-3000
                                                        Fax: 909-418-3003

June 29,2004,

Dear Stockholders and Friends of LifePoint:

     I am pleased to report that LifePoint has continued to make progress against the re-start plans outlined to you in our letter to you in August 2003. We have previously completed the first step in our three-pronged strategy, which was to put the appropriate management team in place to help LifePoint execute its plans. Now, with the senior and key management team in place, and with the support of our strengthened board of directors, we are confident that we will be able to scale the manufacturing and to implement our sales efforts in the field. Our second goal, to successfully re-launch the IMPACT(R) Test System with an enhanced, updated product, has also now been completed. We are now focusing on our final objective, to implement a definitive, targeted plan to facilitate rapid market acceptance of the product. Since our last letter to you on April 19, 2004, LifePoint has accomplished the following:

o The Barcelona Transit Authority has selected the LifePoint IMPACT Test System to routinely drug-test all drivers in the Spanish state of Catalonia who are involved in serious accidents or driving under the influence; IMPACT was chosen for it high level of accuracy and reliability as consistently demonstrated in product trials.

o Obtained additional cash through warrant exercises from previous financings.

o Continued to expand manufacturing capability for both instruments and disposables.

SALES & MARKETING

     The most important news to report is that the IMPACT Test System's redeployment has been a success and customers are enthusiastic about using the product and the results they are getting. In fact, several customers have already referred additional customers to LifePoint because of their positive experience with our product.

     As outlined above, we have already completed shipping our enhanced IMPACT Test System to all current law enforcement and industrial workplace customers who are confidently using the product again. Additionally, we have completed the initial shipments to our current international distributors and have had follow-up meetings with all of them; we are pleased to report that they have all re-initiated their sales and marketing efforts. We still have not completed all of the initial stocking orders for the international distributors since the contract for several large European countries are still being negotiated, which we anticipate may take several months longer. These warranty replacement shipments will not generate revenues since these customers and distributors had already paid for their product.

     Our revised business plan now focuses on the two major markets that have large market demand and where we believe we can penetrate the market most quickly - the international law enforcement market and the U.S. industrial market.

     On the international law enforcement front, in conjunction with our distributors, we have studies completed, planned or underway in: Australia, Hong Kong, China, Germany Spain, the UK, Austria and Switzerland. The first study in Barcelona, Spain, has been successfully completed, and has led to the selection of the IMPACT Test System for routine drug testing of drivers involved in serious accidents or cited for reckless driving for the entire Catalonia region. In this case, our product was chosen for its high level of accuracy and reliability as it consistently demonstrated in product trials. The Catalonia government is now deciding how to implement the testing program.

     Concurrently with getting our international distribution back on-line, we have initiated our efforts into our other significant sales opportunity, the industrial workplace. We have now started to implement our plans to try to establish industrial sites that will serve as sources for third-party publications and also be sites that provide geographically and market diverse customer referrals. With this base of referral sites, we plan to then be able to leverage those customers with a geographically focused market launch into employers with a small direct sales force. We already shipped product to five companies and expect to start the remainder of the initial target customers using the product during the next few months. As a testament to the product's strong performance and acceptance in the marketplace, one of our early customers who has implemented our product at one site, is now looking to expand the use of the IMPACT Test System to additional sites. We have recently hired a key accounts sales manager to take advantage of this.

     Although we are not immediately focusing on the US law enforcement market, we have plans to establish geographically diverse law enforcement sites, split between law enforcement and drug court sites. As in the industrial market, we expect that these sites will become the basis of customer referrals and third party publications when we finally initiate our launch into this market. We already have product being tested or routinely used in six law enforcement agencies and five drug courts and expect to start the remainder of the initial target customers using the product during the next few months.

MANUFACTURING & PRODUCT SUPPORT

     Our goal to successfully re-launch the IMPACT(R) Test System with an enhanced, updated product, was met; we re-launched in mid-February 2004.

     We have continued to make progress on our production scale-up efforts. At the end of March, we had reached a production level of 3-4 instruments per week, or 12-16 instruments per month, and approximately 600 Saliva Test Modules (STM's) per week, or 2,400 per month. Although we experienced a part interruption in components at one point during the quarter, the issue has been resolved and we have now reached a routine production rate of 5-6 instruments and 800 - 1,000 STM's per week. Although we will continue to grow our capacity at an aggressive pace, we expect planned demand to exceed output for the next several months. In addition to the continued instrument production scale-up, we have also completed the addition of a 12V option for customers using the instrument in DUI vans.

REGULATORY / QUALITY ASSURANCE

     We are still awaiting clearance from FDA for our product for use in the medical markets in the United States. We completed our first response to the FDA in December 2003. In April, we received a letter from the FDA requesting that we provide additional information, which we provided at the end of April. Although we believe we have consistently provided them with sufficient information in response to their follow-ups, the FDA indicated in June several issues that related only to the industrial workplace and one that related to our medical submission. Additionally, since the FDA allotted time has now elapsed, the FDA requested that we resubmit our application. Since the FDA has only just closed its comment period on the proposed draft guidelines for FDA oversight in the industrial market, we believe the process involving the industrial workplace is still in transition at the FDA. Therefore, we decided to resubmit to the FDA with two separate applications, one for medical and one for industrial uses, so as to not have our medical clearance delayed while the FDA works out the details on the industrial side. Since there was only one minor issue on the medical submission, we expect that clearance to occur quickly. The industrial marketplace is too new to speculate on how the FDA will respond or how long it will take for a clearance in that market.

FINANCE

     As mentioned above, during February the Company started to ship replacement instruments and disposable STM's to current customers and distributors. The Company decided to provide all previous customers and distributors with replacement enhanced instruments at no charge to thank them for their patience and perseverance during our difficult situation. In certain instances, we also provided free replacement disposables at no charge for the same reason. Since our revenue recognition policy requires receipt of cash, there were no revenues in the quarter ended March 31, 2004, and since we only started to ship to new customers at the end of April, we do not expect any significant revenues in the quarter ending June 30, 2004.

     Our cash position of approximately $3.7 million at the end of the year is ahead of our internal plan. We have been able to maintain our cash position partly due in part to early exercise of certain warrants and also due to our efforts to prudently manage cash. Fortunately, our inventory level of components has not required any significant cash outlays, and should continue in that fashion for a period of time.

     With the senior and key management team in place, the re-launch of an enhanced product, a focused business plan, and with the support of our board of directors, we are confident that we will be able to scale up our manufacturing and implement our sales efforts in the field. LifePoint management looks forward to an exciting year and we remain very positive about our progress and prospects for the future here at LifePoint.

     We will continue to do our best to communicate developments at LifePoint through press releases, stockholder updates, conference presentations and our web site. If you have any questions going forward, or would like more information about LifePoint, please feel free to contact us. We thank you for your commitment to and continued interest in LifePoint.

Sincerely,

/s/ Linda H. Masterson

Linda H. Masterson
Chief Executive Officer and President